                                                       EXHIBIT 21


     Enserch Exploration, Inc., its subsidiaries and their subsidiaries and affiliates, respectively, on March 15, 1996, are listed below.

                                                     State or Country
   Name of Company                                     Incorporation

Enserch Exploration, Inc.(1)                               Texas
   EEX Capital L.L.C. Texas
       MIStS Issuer L.L.C.(2)                              Texas
   Enserch Offshore, Inc.                                  Texas
   Enserch Oil & Gas, Inc.                                 Texas
   Enserch Preferred Capital, Inc.                       Delaware
   DALEN Resources California Company                    Delaware
   Corpus Christi Energy Company                         Delaware
   Corpus Christi Hydrocarbons Company                   Delaware
   Enserch International Oil & Gas, Inc.                   Texas
       Enserch International Exploration Ltd.         Cayman Islands
       Enserch Far East Ltd.                          Cayman Islands
       Enserch India, Inc.                                 Texas
       Enserch Malaysia Ltd.                          Cayman Islands
       Enserch Middle East Ltd.                            Texas
       Enserch (U.K.) Oil & Gas Limited               United Kingdom


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(1)    17% owned by public shareholders.
(2) .999% owned by EEX Capital L.L.C. and .001% owned by Enserch Preferred Capital, Inc.


   Except as noted above, the voting stock of each subsidiary company and their subsidiaries and affiliates is wholly owned (100%) by its parent. The financial statements of each subsidiary are included in the consolidated financial statements except that the equity method of accounting is used for subsidiaries in which the Company has 50% or less ownership. Such unconsolidated subsidiaries considered in the aggregate do not constitute a significant subsidiary.